UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2009

CAPE BANCORP, INC.
 (Exact name of registrant as specified in its charter)

Maryland	001-33934	26-1294270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 North Main Street, Cape May Courthouse, New Jersey	08210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 465-5600

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2009, Cape Bank (the “Bank”), a wholly-owned subsidiary of Cape Bancorp, Inc. (the “Company”), entered into an employment agreement (the “Agreement”) with Michael D. Devlin, President and Chief Executive Officer of the Bank (“Executive”), effective June 1, 2009.

The term of the Agreement is 24 months (the “Initial Term”). Upon the expiration of the Initial Term, the Agreement may be renewed for an additional twelve months (the “Renewal Term”) if the Bank and Executive agree to such renewal. Executive’s employment will continue during any such Renewal Term unless the employment relationship is terminated in accordance with the Agreement. The Board of Directors of the Bank will conduct annual performance evaluations, the results of which will be considered in determining whether to extend the Agreement at the end of the Initial Term and each Renewal Term.

The Agreement provides for a base salary of $240,000 per year. Executive’s base salary will be reviewed annually, and the base salary may be increased but not decreased. Executive will be paid a signing bonus in the amount of $375,000, payable on the effective date of the Agreement, and a retention bonus of $300,000 on the first anniversary of the effective date, provided Executive is in the employ of the Bank or the Company on such date. In addition, Executive will be paid a bonus on July 30, 2009, which was due under his prior employment agreement. Executive will be entitled to participate in any incentive compensation and bonus plans or arrangements and other employee benefit plans made available by the Bank to its senior executives. The Bank will also provide Executive with life, medical, dental and disability coverage made generally available to its senior executives as well as, during the Initial Term, a policy of term life insurance coverage with a death benefit of $400,000.

The Bank may terminate Executive for cause at any time. If the Agreement is terminated for cause, Executive will be entitled only to compensation or benefits that are already vested as of the date of termination. In the event of Executive’s termination due to death, Executive’s beneficiary or estate will receive the compensation due to Executive through the last day of the calendar month in which death occurred, and the Bank will continue to provide medical and dental benefit for Executive’s family for one year after Executive’s death. In the event of Executive’s death prior to July 30, 2009, the Bank will pay Executive’s family $75,000, which represents the bonus due Executive under his prior employment agreement. In the event of termination of Executive’s employment due to disability, Executive will be entitled to the retention bonuses which have not yet been paid to him and the Bank will continue life insurance and non-taxable medical and dental coverage until the earlier of two years from the date of Executive’s termination or the date he becomes eligible for Medicare coverage.

In the event Executive’s employment is terminated by the Bank for any reason other than for cause (including following a change in control), and in the event Executive terminates his employment upon, among other things, failure to being reappointed to his office, a material diminution of Executive’s duties, relocation of his place of employment by more than 25 miles, or a breach of the Agreement by the Bank, Executive will be entitled to a cash lump sum payment equal to two times his highest base salary and highest bonus in the preceding two years of employment with the Bank, payable within thirty days of his termination. Executive will also be entitled to all unpaid retention bonuses as if Executive had continued in employment until the payment date. The Bank will also continue life insurance coverage and non-taxable medical and dental insurance coverage until the earlier of two years from the date of termination or the date Executive becomes eligible for Medicare coverage. If the payments to be made to Executive are determined to constitute an “excess parachute payment,” the amounts would be reduced to avoid this result.

The Agreement provides that for a period of 18 months following his termination of employment, Executive will refrain from soliciting employees to leave employment with the Bank and/or accept employment with another business that competes with the Bank within a 25 mile radius of any location of the Bank.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement that is attached hereto as Exhibit 10.1 of this Current Report, and is incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired. Not applicable

(b) Pro Forma Financial Information. Not Applicable

(c) Shell Company Transactions. Not Applicable

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement for Michael D. Devlin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPE BANCORP, INC.

DATE: June 26, 2009	By: /s/Guy Hackney
Guy Hackney
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement for Michael D. Devlin.